================================================================================
                                  NEWS RELEASE
================================================================================
For Release:  Immediate                                  Contact: Maria Vafiades
                                                                  (508) 947-4343

             MAYFLOWER BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS
             =======================================================
                             AND PAYMENT OF DIVIDEND
                             =======================

      (Middleboro, MA), June 5, 2007 --- Mayflower Bancorp, Inc. (NASDAQ Global
Market: MFLR) today reported net income of $248,000 or $.12 per share for its fourth quarter ended April 30, 2007 as compared to earnings of $326,000 or $.16 per share for the same quarter last year. Diluted earnings per share for the third quarter were $.12 compared to $.16 for the fourth quarter of last year.

      For the year ended April 30, 2007, net income was $1.0 million or $.50 per share, compared to $1.4 million or $.70 per share for the same period last year. On a diluted earnings per share basis, earnings for the year were $.49 per share compared to $.68 for the same period last year.

      Net interest income for the quarter decreased by $189,000 or 9.8% to $1.7 million from $1.9 million for the quarter ended April 30, 2006 as the Company continues to be impacted by a flat yield curve. Additionally, continued depositor preference for shorter-term certificates of deposit rather than other lower rate instruments, has increased the Company's cost of funds and resulted in certificates of deposit comprising a larger percentage of total deposits. The resulting increase in funding costs has caused the Company's net interest margin to decrease, from 3.35% for the quarter ended April 30, 2006 to 3.05% for the quarter ended April 30, 2007. Average interest earning assets for the quarter decreased from $230.3 million for the quarter ended April 30, 2006 to $227.6 million for the quarter ended April 30, 2007 and average interest bearing liabilities declined from $221.5 million for the quarter ended April 30, 2006 to $220.7 million for the quarter ended April 31, 2007.

      Non-interest income for the quarter increased by $75,000, due in part to an increase of $38,000 in gains on the sale of loans and gains of $15,000 on sales of investments. Additionally, loan origination and other loan fees increased by $12,000, customer service fees increased by $4,000 and other income increased by $6,000.

      Total operating expenses increased by $42,000 or 2.6% for the quarter ended April 30, 2007. This increase was the result of an increase of $16,000 in salary and benefit expense resulting from the retention of staff for the Company's new branch in West Wareham, Massachusetts; and increases in benefit costs company-wide. Occupancy and equipment expenses increased by $28,000 due to increased energy costs and costs associated with the Company's newest branch in West Wareham, Massachusetts. Also, data processing expense increased by $3,000 and other expenses decreased by $5,000.

      For the year ended April 30, 2007, net interest income was $7.1 million compared to $7.8 million for the prior year period, a decrease of 9.0% or $707,000. Because of the flat yield curve and higher funding costs, the Company's net interest margin decreased from 3.42% for the year ended April 2006 to 3.09% for year ended April 2007. Average interest earning assets for the year ended April 30, 2007 were $230.0 million as compared to $228.8 million for the year ended April 30, 2006 and average interest bearing liabilities increased from $220.6 million to $222.0 million for the same periods.

      For the year ended April 30, 2007, other income totaled $1.3 million compared to $847,000 in April 30, 2006, an increase of $414,000 or 48.9%. The increase is due primarily to a decrease in loss on sales of investments of $269,000, principally a result of the prior year sale of the Company's investment in a General Motors corporate bond. Additionally, loan origination fees increased by $37,000 due to reduced amortization of the mortgage servicing asset, customer service fees increased by $57,000 due to increased overdraft fees and ATM surcharge income, while other income increased by $42,000 as a result of additional debit card interchange revenue and the receipt of a special dividend from the Bank's excess deposit insurer.

      Total operating expenses increased to $6.7 million for the year ended April 30, 2007, an increase of $399,000 or 6.4%. This increase was primarily attributable to an increase of $225,000 in salary and benefits due to employee additions and higher benefit costs, and to an increase of $155,000 in other expenses incurred in the holding company reorganization.

      Since the end of the April 30, 2006 fiscal year, total assets of the Company have decreased by $3.3 million, ending at $242.3 million as of April 30, 2007. This decrease is partially due to reductions in the Company's total investment portfolio, which decreased by $7.4 million when compared to April 30, 2006, and were used to reduce borrowings. Additionally, net loans receivable decreased by $2.2 million to $137.0 million, primarily a result of a decrease in construction loan balances outstanding. Premises and equipment increased by $2.5 million due to the land purchase and construction of the Company's West Wareham office, which opened during the third quarter. Total deposits increased by $325,000, to $200.9 million. The increase was comprised of an increase of $6.1 million in certificate accounts, offset by a decrease of $5.7 million in non-certificate accounts. Also, borrowed funds outstanding decreased by $4.6 million.

      Total stockholders' equity was $19.6 million at April 30, 2007 or 8.10% of total assets. This compares to stockholders' equity of $18.6 million or 7.57% of total assets at April 30, 2006. The increase in total equity is due to net income of $1.0 million for the year ended April 30, 2007 augmented by $145,000 as a result of the exercise of employee stock options. Additionally, stockholders' equity increased due to changes in the unrealized loss on securities classified as available-for-sale, from a net unrealized loss of $887,000 at April 30, 2006 to a net unrealized loss of $218,000 at April 30, 2007. These increases were offset by the payment of a $.40 per share dividend totaling $836,000.

      In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on June 21, 2007, to shareholders of record as of June 14, 2007.

      Commenting further, Mr. Pratt added "although our results continue to be hurt by an intractable interest rate environment and by a very slow real estate market, the positive impact of various initiatives implemented earlier is beginning to be recognized. Deposit growth in our newest offices in Lakeville and West Wareham continues to be strong and favorably weighted toward lower cost instruments. At the same time, using maturities from and cash flows generated by our investment portfolio, we continue to retire, as practical, relatively expensive wholesale borrowings and to reinvest in higher yielding loans of various types and other new investments of high quality with better yields. Importantly, our loan quality continues to be excellent, as evidenced by our lack of delinquent or nonperforming loans or assets."

      Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

         (See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.


MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                            APRIL 30,               APRIL 30,
                                              2007                    2006
                                            ---------               ----------
Total assets                                $242,307                $245,603
Loans receivable, net                        137,003                 139,230
Federal funds sold                             3,919                     453
Investment securities:
   Held for investment                        37,002                  39,996
   Available for sale, net                    43,885                  48,335
Deposits                                     200,859                 200,534
Borrowed funds                                20,558                  25,197
Stockholders' equity                          19,617                  18,592
Equity to assets ratio                          8.10%                  7.57%
Book value per share                        $   9.36                $  8.96




                                                        THREE MONTHS ENDED                      YEAR ENDED
                                                             APRIL 30,                           APRIL 30,
                                                        2007            2006               2007            2006
                                                   ------------------------------     ------------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income                    $    3,372      $    3,202          $   13,439       $   12,461
                                                        1,635           1,276               6,326            4,641
                                                   ----------      ----------          ----------       ----------
      Net interest income                               1,737           1,926               7,113            7,820
   Provision for loan losses                              (30)            (30)               (120)             (90)
   Gain on sales of loans                                  65              27                 181              172
   Gain (loss) on sales of investments                     15               -                  15             (254)
   Other non interest income                              251             229               1,065              929
   Operating expenses                                  (1,675)         (1,633)             (6,675)          (6,276)
                                                   ----------      ----------          ----------       ----------
   Income before income taxes                             363             519               1,579            2,301
   Income taxes                                           115             193                 532              862
                                                   ----------      ----------          ----------       ----------
   Net income                                      $      248      $      326          $    1,047       $    1,439
                                                   ==========      ==========          ==========       ==========
   Earnings per share - basic                      $     0.12      $     0.16          $     0.50       $     0.70
   Earnings per share - diluted                    $     0.12      $     0.16          $     0.49       $     0.68
   Dividends per share                             $     0.10      $     0.10          $     0.40       $     0.40
   Weighted average shares outstanding              2,093,176       2,072,812           2,089,537        2,072,156
   Annualized return on average assets                   0.41%           0.54%               0.43%            0.60%
   Annualized return on average equity                   5.12%           7.00%               5.50%            7.75%
   Net interest spread                                   2.97%           3.26%               2.99%            3.34%
   Net interest margin                                   3.05%           3.35%               3.09%            3.42%



MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)


                                                          APRIL 30,       APRIL 30,        APRIL 30,
LOANS PAST DUE OVER 90 DAYS:                                2007             2006             2005
                                                         ------------     -----------      -----------
   Residential mortgages                                  $      -         $     -          $     -
   Commercial and construction mortgages                         -               -                -
   Commercial time and demand loans                              -               -                -
   Consumer and other loans                                      -               -                -
                                                         ------------     -----------      -----------
                                                          $      -         $     -          $     -
                                                         ============     ===========      ===========
LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:
Net loans receivable                                             -               -                -
Total assets                                                     -               -                -

NON-PERFORMING ASSETS
 **Non-accrual loans                                      $      -         $     -          $     -
   Non-accrual investments (book value)                          -               -                -
   Real estate acquired by foreclosure                           -               -                -

                                                         ------------     -----------      -----------
                                                          $      -         $     -          $     -
                                                         ============     ===========      ===========

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Total assets                                                  -               -                -


ALLOWANCE FOR LOAN LOSSES                                 $  1,673         $ 1,704          $ 1,606
ALLOWANCE FOR LOAN LOSSES ON OFF-BALANCE
  SHEET EXPOSURES                                              130               -                -
                                                         ------------     -----------      -----------
                                                          $  1,803         $ 1,704          $ 1,606
                                                         ============     ===========      ===========

ALLOWANCE AS A PERCENTAGE OF NET LOANS                        1.32%           1.22%            1.23%


** includes loans which are contractually past due
    90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest